Exhibit 99.1

NEWS RELEASE

Enbridge Energy Partners Agrees to $247 Million Purchase of Natural Gas Facilities in North Texas

Houston, November 19, 2003 – Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or the “Partnership”) today announced that it has signed a definitive purchase agreement to acquire natural gas gathering and processing assets in North Texas from Cantera Resources, Inc., an affiliate of Morgan Stanley Capital Partners, for $247 million in cash.  Enbridge Partners anticipates the acquisition will close by the end of 2003, subject to customary closing conditions including regulatory approvals, and the facilities will thereafter be named the North Texas System.

The System primarily serves the Fort Worth Basin, including growing production from the Barnett Shale zone.  Natural gas throughput on the System currently averages approximately 170 million cubic feet per day (“MMcfd”).  System facilities include more than 2000 miles of gas gathering pipeline and five active processing plants with aggregate processing capacity of 217 MMcfd.

The North Texas System derives the majority of its revenues from the sharing of sales proceeds of natural gas and natural gas liquids under contracts with natural gas producers.  The direct commodity price exposure inherent in such contracts will be suitably mitigated through a hedging strategy.  The remainder of the revenue is derived from fees charged for gathering and treating of natural gas volumes and other related services.

“Acquisition of the North Texas System furthers one of Enbridge Partners’ key strategic thrusts; to expand our natural gas gathering and processing footprint in the U.S. Mid-Continent and Gulf Coast,” said Dan C. Tutcher, President of the Partnership’s management company and general partner.  “We are particularly pleased to be adding assets with access to the prolific Barnett Shale gas play to the Partnership’s portfolio, as this should benefit us in two ways.  First, we expect the North Texas acquisition will be immediately accretive to the Partnership’s distributable cash flow and should provide modest growth over the next several years.  Second, we believe that local markets for Fort Worth Basin production are nearing saturation and additional market outlets will be required.  The Partnership’s proposed new East Texas System transmission line provides a logical alternative to deliver into the major Carthage, Texas natural gas hub, if suitable interconnections are developed between the North and East Texas Systems.”

About Enbridge Partners

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) indirectly owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (NYSE: EEQ)

(www.enbridgemanagement.com) manages the business and affairs of Enbridge Partners and its principal asset is an approximate 19% interest in Enbridge Partners.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners in which it holds an approximate 13% effective interest.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations contact:	Media contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: investor@enbridgepartners.com	E-mail: media@enbridgepartners.com

About Morgan Stanley Capital Partners

Morgan Stanley Capital Partners (www.morganstanley.com/privateequity) is the private equity business of Morgan Stanley (NYSE: MWD).  Since its founding 18 years ago, Morgan Stanley Capital Partners has invested $6.6 billion of equity capital across a broad range of sectors including industrials, healthcare, financial services, consumer products, media/communications and energy.  Morgan Stanley Capital Partners’ other current mid-stream investments include Canyon Gas Resources and Cantera Natural Gas.

Legal Notice

When used in this news release, words such as “anticipates”, “estimates”, “expects”, “forecasts” and similar expressions are intended to identify forward-looking statements relating to the pending acquisition.  Such statements are subject to certain risks, uncertainties and assumptions pertaining to factors such as: (1) changes in the demand for, or the supply of, and price trends related to natural gas and NGLs; (2) the effects of competition, including by other pipeline systems; (3) regulatory approvals; (4) obtaining financing; and (5) performance of other parties.  Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via Enbridge Partners’ web site (www.enbridgepartners.com).

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